Exhibit 99.1

Supplemental Historical Financial Information

     Carmike Cinemas, Inc. (the “Company”) is providing supplemental information regarding the results of operations and financial condition of the Company and George G. Kerasotes Corporation (“GKC Theatres”) for the year ended December 31, 2004.

     For the year ended December 31, 2004, GKC Theatres had revenues of $55.0 million, operating income of $6.7 million and net income of $3.6 million. GKC Theatres also had rent expense for the year ended December 31, 2004 of $4.2 million. The Company believes that it will be able to realize approximately $3.0 million in general and administrative cost synergies as well as additional efficiencies in film rental and concession costs from the GKC Theatres acquisition.

     EBITDA is a supplemental non-GAAP financial measure. EBITDA is defined as net income (loss) plus (a) interest expense, (b) income taxes and (c) depreciation and amortization expense. EBITDA as calculated by the Company and GKC Theatres is not necessarily comparable to similarly titled measures reported by other companies. The Company uses EBITDA and adjusted EBITDA as a measures to determine its compliance with certain covenants under its existing term loan credit agreement and revolving credit agreement and expects to use EBITDA and adjusted EBITDA (including the EBITDA of GKC Theatres following the GKC Theatres acquisition) to measure compliance with covenants under our new senior secured credit facilities. In addition, the Company believes that EBITDA is an important supplemental measure of its ability to incur and service debt and the Company’s capacity for making capital expenditures. Further, the Company believes that EBITDA is used by analysts and investors to help evaluate the Company’s overall performance and as comparative measures of operating performance in the motion picture exhibition industry.

     EBITDA: (a) does not represent net income or cash flow from operations as defined by generally accepted accounting principles (“GAAP”); (b) is not necessarily indicative of cash available to fund the Company’s cash flow needs; and (c) should not be considered as an alternative to operating income, net income (loss), net cash provided by (used in) operating activities or its other financial information determined under GAAP.

     The Company believes the line on its consolidated statement of cash flows entitled “net cash provided by operating activities,” is the most directly comparable GAAP measure to the Company’s EBITDA. The Company believes the line on GKC Theatres’ consolidated statement of cash flows entitled “net cash provided by operating activities” is the most directly comparable GAAP measure to GKC Theatres’ EBITDA. The following table reconciles EBITDA on a consolidated basis to the line on the Company’s and GKC Theatres’ consolidated statements of cash flows entitled “net cash provided by operating activities” for the year ended December 31, 2004:

Carmike Cinemas, Inc. and George G. Kerasotes Corporation
Consolidated EBITDA Reconciliation
For the year ended December 31, 2004
(unaudited)

	Carmike	GKC Theatres
	(in millions)
Net cash provided by operating activities	$59.4	$5.3
Changes in operating assets, liabilities and other	16.6	0.8
Gain on sales of property and equipment	1.1	—
Reorganization items	0.2	—
Non-cash deferred compensation	(5.8)	—
Deferred income taxes	(17.6)	(0.1)
Income tax expense	18.2	2.2
Buyout of operating lease	—	0.2
Non-cash interest expense	(1.7)	—
Interest expense	26.1	0.9
Impairment charge	(0.9)	—
Loss on extinguishment of debt	9.3	—

EBITDA	$104.9	$9.3